Exhibit 99.1

FULL HOUSE RESORTS ANNOUNCES SECOND QUARTER RESULTS

AND PROVIDES CONSTRUCTION UPDATES FOR ITS GROWTH PROJECTS

-	Construction of Company’s Two Major Growth Projects Continues, with Significant Progress in the Quarter

o	Erection of the Sprung Structure is Nearly Complete at The Temporary in Waukegan, Illinois
◾	Casino Opening Anticipated in the Fourth Quarter of 2022

o	Tower One of Chamonix Casino Hotel in Cripple Creek, Colorado, has Topped Off
◾	Second Hotel Tower Will Top Off Within a Few Weeks
◾	Last Hotel Tower is Beginning to Rise from its Foundations, as Scheduled
◾	Opening is Anticipated in Mid-2023

-	Management is Confident that its Existing Cash On-Hand and Other Existing Resources are Sufficient to Complete Both The Temporary and Chamonix

-	Agreement Reached with Circa Sports for Internet and On-site Sports Wagering in Illinois

-	Operating Results Compared Well to Pre-Pandemic Results, but Lagged Prior-Year Results Principally due to Absence of Stimulus Spending, Construction Disruption in Colorado and Increased Property Insurance Costs

Las Vegas – August 2, 2022 – Full House Resorts, Inc. (Nasdaq: FLL) today announced results for the second quarter ended June 30, 2022, including a construction update for its two major new casinos.

“We made significant progress on our growth projects during the second quarter,” said Daniel R. Lee, President and Chief Executive Officer of Full House Resorts. “Our casino site in Waukegan, Illinois, has been transformed, with the Sprung structure now nearly complete. We are now installing utilities within the structure for items like bathrooms, bars, and slot machines, and expect to pour the floor slab within the next month. We have identified and are placing orders for The Temporary’s approximately 1,000 slot machines, have hired much of the management team for the property, and have begun hosting job fairs for positions throughout the casino. When The Temporary opens, as anticipated, in the fourth quarter of 2022, it will be the only casino in Lake County, Illinois, which has a population of approximately 700,000 and ranks as one of the wealthiest counties in the U.S.

“At our Chamonix project in Cripple Creek, Colorado, construction also continues at a swift pace,” continued Mr. Lee. “The central tower, which anchors the casino and includes the spa, has topped out. The parking garage is complete, and the guest rooms above the garage are starting to take shape. Foundations for the final guest room tower are currently being completed. Brick and glass are now being installed on the facade. When complete, Chamonix will be one of the larger casino hotels in Colorado and easily the largest and most luxurious casino hotel in Cripple Creek, which is the primary casino destination for the Colorado Springs market. Cripple Creek is approximately one hour from the roughly one million people who live in the Colorado Springs MSA and two hours from the approximately four million people who reside in the Denver area. Chamonix is currently anticipated to open in mid-2023.”

For project renderings and live construction webcams, please visit www.AmericanPlace.com and www.ChamonixCO.com.

“Our anticipated opening dates have slipped a few weeks, reflecting supply issues and normal construction challenges. Our anticipated investment in each project, however, remains within budgets,” added Lewis Fanger, the Company’s Chief Financial Officer.

“The Temporary is expected to cost in the neighborhood of $100 million, which consists largely of the Sprung structure; slot machines, decor and facilities within the Sprung structure; surrounding site work; preopening costs; and an estimated $33 million of upfront license fees. A significant portion of the $100 million budget, including payments for the purchase of slot machines, will not be due until after the opening of The Temporary. We anticipate some additional investments for storm sewers and other site infrastructure that is required for construction of the permanent casino, which is planned to be built on land adjoining The Temporary. The permanent American Place casino is anticipated to open by late 2025, within three years of the opening of The Temporary.”

Continued Mr. Fanger, “The construction cost of Chamonix is still estimated to be within its budget of $250 million, including contingencies. This does not include refurbishment of the adjoining, existing Bronco Billy’s casino. We are currently doing a light remodel of certain portions of Bronco Billy’s, estimated to cost approximately $2 million. While we have plans for a more extensive refurbishment of Bronco Billy’s, we have decided to defer such potential project until after the opening of Chamonix.

“At June 30, 2022, we had $298.4 million of cash and equivalents, including $190.2 million of cash that is reserved for the completion of Chamonix. We also have a $40 million credit facility, which is currently unutilized except for a $1 million standby letter of credit. We are confident that our existing cash, credit line availability and cash flows from operations will be sufficient to complete both The Temporary and Chamonix.

“Eventually, we anticipate requiring additional financing for construction of the permanent American Place facility,” concluded Mr. Fanger. “The costs of planning and construction for the early stages of that project are relatively modest. Some of those costs are being incurred now, with the construction of The Temporary, as mentioned previously. Management does not anticipate needing to arrange the balance of the financing for the permanent American Place until 2024, after both The Temporary and Chamonix have been open for some period of time. At that point, we anticipate that our leverage will be lower than historical leverage ratios in the gaming industry. With our existing bonds, which have a fixed rate and comprise most of our debt, becoming callable in February 2024, we anticipate arranging the additional debt financing needed for construction of the permanent American Place as part of the refinancing of those bonds. Finally, note that if the financial markets at that time are unfavorable, we still have in place a back-up financing arrangement with a major financial institution.”

On a consolidated basis, revenues in the second quarter of 2022 were $44.4 million, a decrease from $47.4 million in the prior-year period. Net loss for the second quarter of 2022 was $(4.4) million, or $(0.13) per diluted common share, which includes $1.6 million of preopening and development costs related to the Company’s growth projects. In the prior-year period, net income was $5.5 million, or $0.15 per diluted common share, including $126,000 of project development costs. Adjusted EBITDA(a) in the 2022 second quarter was $12.1 million versus $14.9 million in the prior-year period, largely due to planned construction disruptions at Bronco Billy’s; the launch of online sports wagering in Louisiana, which adversely affected Silver Slipper’s sports wagering revenues; and increases in certain costs. The prior-year’s second quarter was the Company’s strongest in recent years, having benefited from customers receiving government subsidy payments due to the COVID-19 pandemic.

Second Quarter Highlights and Subsequent Events

●	Mississippi. Silver Slipper Casino and Hotel’s revenues were $21.1 million in the second quarter of 2022, versus $24.2 million in the prior-year period. The prior-year period was the best second quarter in the property’s history, having benefited from customers receiving government stimulus payments due to the COVID-19 pandemic, and thus making for a difficult comparison. The revenue decline also reflects the competitive launch of online sports wagering within nearby Louisiana, with sports wagering revenues declining from $0.5 million to $0.1 million in the second quarter of 2022. Adjusted Segment EBITDA was $5.3 million, reflecting the revenue declines noted above, as well as a $0.6 million increase in normal operating expenses, primarily property insurance and food costs. Adjusted Segment EBITDA was $9.0 million in the prior-year period.

Reportedly due to high damage claims in recent years, the cost of property insurance has risen significantly in recent years, both for our Company and, reportedly, in general. Property insurance costs at the Silver Slipper, for example, have increased from $2.5 million in 2020 to $3.2 million in 2021 and are anticipated to be $4.9 million in 2022. The increase in such costs in the second quarter was $0.4 million over the prior-year period. Management believes that such costs will improve in future years, at least relative to our operations. First, we believe the cost of insurance tends to go in cycles, with today’s high pricing potentially attracting more companies to the property insurance market, increasing competition. Second, the new properties that we are currently building are larger, in many respects, than our existing properties and are not located in hurricane zones. We believe that diversity should allow us to negotiate better terms for our insurance. Finally, as the Silver Slipper becomes a smaller portion of the Company’s overall financial position, we may reexamine the appropriate terms of the property insurance for that asset.

●	Indiana. Rising Star Casino Resort’s revenues were $11.8 million in the second quarter of 2022, an 11.5% increase from $10.6 million in the second quarter of 2021. The increase was the result of the sale of “free play,” which resulted in $2.1 million of revenue and income in the second quarter of 2022. Rising Star also sold its “free play” for $2.1 million during 2021, although not until the third quarter. Excluding the free play sale, segment revenues declined in the second quarter of 2022, as Rising Star benefited from customers receiving government stimulus payments in the prior-year period. Adjusted Segment EBITDA was $3.9 million in the second quarter of 2022, up 46.1% from the prior-year period. The free play sale, as well as a $0.1 million reduction in normal operating expenses, helped offset a decline in total casino revenue.

●	Colorado. This segment includes Bronco Billy’s Casino and Hotel and, upon its opening, will include Chamonix Casino Hotel. The Colorado gaming market, including Cripple Creek, has shown significant growth since betting limits were eliminated in May 2021. Nevertheless, due to significant construction disruption, revenues and Adjusted Segment EBITDA declined in the second quarter of 2022 versus the prior-year period. These disruptions include the temporary loss of all of the property’s on-site parking and all on-site hotel rooms, as well as the temporary loss of major portions of the casino. To alleviate the lack of on-site parking, Bronco Billy’s currently offers complimentary valet parking and a free shuttle service to an off-site parking lot, both of which resulted in increased operating expenses. The casino has also maintained much of its payroll, despite reduced activity levels, anticipating the need for the larger workforce required to open and operate Chamonix. Nevertheless, some expenses, such as gaming taxes and costs of food and beverages, vary with activity levels. Revenues were $4.1 million in the second quarter of 2022, versus $6.4 million in the prior-year period. Adjusted Segment EBITDA was $0.2 million, versus $1.8 million.
●	Nevada. This segment consists of the Grand Lodge Casino, which is located within the Hyatt Regency Lake Tahoe luxury resort in Incline Village, and Stockman’s Casino, which is located in Fallon, Nevada. Revenues were $5.2 million in the second quarter of 2022, an increase from $4.7 million in the prior-year period. Both properties in this segment benefitted in the prior-year period from customers receiving federal stimulus checks. Grand Lodge, moreover, also benefitted from a gradual recovery from the pandemic, such that the recent quarter achieved more normal levels of operation than did the year-ago quarter. Adjusted Segment EBITDA for both quarters was $1.4 million, with the increase in revenue offset by an increase in labor costs.

●	Contracted Sports Wagering. This segment consists of the Company’s on-site and online sports wagering “skins” (akin to websites) in Colorado, Indiana and, upon launch, Illinois. Revenues and Adjusted Segment EBITDA were both $2.2 million in the second quarter of 2022, an increase from $1.5 million in the prior-year period. These results reflect an acceleration of deferred revenue for two agreements that ceased operations in May 2022, when one of the Company’s contracted parties ceased operations. We anticipate entering into new agreements for the utilization of such skins, one each in Indiana and Colorado, but there can be no assurance that we will be able to replace these agreements on similar or better terms as our existing agreements, or at all.

In May 2022, the Company entered into an agreement whereby affiliates of Full House and Circa Sports will jointly develop and manage on-site sportsbooks at both The Temporary and American Place. Circa Sports currently operates at Circa Resort & Casino in Las Vegas, and offers online sports wagering in several states. In addition to the on-site sportsbook, Circa Sports will utilize Full House’s expected mobile sports skin in Illinois to conduct Internet sports wagering throughout the state, subject to customary regulatory approvals. In exchange for such rights, the Company received a market access fee of $5 million in May 2022 and will also receive payments based on a percentage of sports betting revenues, with a minimum annualized payment of $5 million. The term of the agreement is for eight years, followed by two four-year extension opportunities at the option of Circa Sports.

Liquidity and Capital Resources

As of June 30, 2022, the Company had $298.4 million in cash and cash equivalents (including $190.2 million of cash reserved to complete the construction of Chamonix) and $410.0 million in outstanding senior secured notes due 2028. As of August 2, 2022, there were no drawn amounts under the Company’s $40 million credit facility and an outstanding standby letter of credit of $1 million related to the American Place project.

Conference Call Information

The Company will host a conference call for investors today, August 2, 2022, at 4:30 p.m. ET (1:30 p.m. PT) to discuss its 2022 second quarter results. Investors can access the live audio webcast from the Company’s website at www.fullhouseresorts.com under the investor relations section. The conference call can also be accessed by dialing (888) 220-8451 or, for international callers, (323) 794-2588.

A replay of the conference call will be available shortly after the conclusion of the call through August 16, 2022. To access the replay, please visit www.fullhouseresorts.com. Investors can also access the replay by dialing (844) 512-2921 or, for international callers, (412) 317-6671 and using the passcode 2259060.

(a) Reconciliation of Non-GAAP Financial Measure

The Company utilizes Adjusted Segment EBITDA, a financial measure in accordance with generally accepted accounting principles (“GAAP”), as the measure of segment profitability in assessing performance and allocating resources at the reportable segment level. Adjusted Segment EBITDA is defined as earnings before interest and other non-operating income (expense), taxes, depreciation and amortization, preopening expenses, impairment charges, asset write-offs, recoveries, gain (loss) from asset disposals, project development and acquisition costs, non-cash share-based compensation expense, and corporate-related costs and expenses that are not allocated to each segment. The Company also utilizes Adjusted EBITDA (a non-GAAP measure), which is defined as Adjusted Segment EBITDA net of corporate-related costs and expenses.

Although Adjusted EBITDA is not a measure of performance or liquidity calculated in accordance with GAAP, the Company believes this non-GAAP financial measure provides meaningful supplemental information regarding our performance and liquidity. The Company utilizes this metric or measure internally to focus management on year-over-year changes in core operating performance, which it considers its ordinary, ongoing and customary operations and which it believes is useful information to investors. Accordingly, management excludes certain items when analyzing core operating performance, such as the items mentioned above, that management believes are not reflective of ordinary, ongoing and customary operations.

A reconciliation of Adjusted EBITDA is presented below. However, you should not consider this measure in isolation or as a substitute for operating income, cash flows from operating activities, or any other measure for determining our operating performance or liquidity that is calculated in accordance with GAAP. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that, in the future, we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

FULL HOUSE RESORTS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Revenues
Casino	$29,488	$34,647	$58,572	$66,711
Food and beverage	6,933	7,440	13,444	13,541
Hotel	2,407	2,510	4,586	4,721
Other operations, including contracted sports wagering	5,555	2,845	9,204	4,677
	44,383	47,442	85,806	89,650
Operating costs and expenses
Casino	10,106	11,087	19,981	21,426
Food and beverage	6,752	5,928	13,320	11,288
Hotel	1,197	1,140	2,268	2,196
Other operations	545	551	1,007	946
Selling, general and administrative	14,184	14,007	29,577	28,420
Project development costs	17	126	182	173
Preopening costs	1,534	—	2,320	—
Depreciation and amortization	1,834	1,829	3,626	3,629
(Gain) loss on disposal of assets, net	(5)	568	3	672
	36,164	35,236	72,284	68,750
Operating income	8,219	12,206	13,522	20,900
Other (expense) income
Interest expense, net of capitalized interest	(6,988)	(6,670)	(13,387)	(11,126)
(Loss) gain on modification and extinguishment of debt, net	(19)	30	(4,425)	(6,104)
Adjustment to fair value of warrants	—	—	—	(1,347)
	(7,007)	(6,640)	(17,812)	(18,577)
Income (loss) before income taxes	1,212	5,566	(4,290)	2,323
Income tax provision (benefit)	5,567	82	(45)	284
Net (loss) income	$(4,355)	$5,484	$(4,245)	$2,039

Basic (loss) earnings per share	$(0.13)	$0.16	$(0.12)	$0.07
Diluted (loss) earnings per share	$(0.13)	$0.15	$(0.12)	$0.06

Basic weighted average number of common shares outstanding	34,364	34,156	34,313	30,776
Diluted weighted average number of common shares outstanding	34,416	36,628	34,358	33,156

Full House Resorts, Inc.

Supplemental Information

Segment Revenues, Adjusted Segment EBITDA and Adjusted EBITDA

(In thousands, Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Revenues
Mississippi	$21,139	$24,239	$42,450	$46,596
Indiana	11,797	10,577	20,432	19,167
Colorado	4,112	6,382	8,347	12,286
Nevada	5,166	4,715	9,577	9,083
Contracted Sports Wagering	2,169	1,529	5,000	2,518
	$44,383	$47,442	$85,806	$89,650

Adjusted Segment EBITDA(1) and Adjusted EBITDA
Mississippi	$5,255	$8,983	$11,206	$16,613
Indiana	3,894	2,666	5,033	3,799
Colorado	236	1,839	(86)	3,548
Nevada	1,448	1,412	2,277	2,636
Contracted Sports Wagering	2,196	1,500	4,964	2,477
Adjusted Segment EBITDA	13,029	16,400	23,394	29,073
Corporate	(943)	(1,472)	(2,911)	(3,376)
Adjusted EBITDA	$12,086	$14,928	$20,483	$25,697

__________

(1)	The Company utilizes Adjusted Segment EBITDA as the measure of segment operating profitability in assessing performance and allocating resources at the reportable segment level.

Full House Resorts, Inc.

Supplemental Information

Reconciliation of Net Income (Loss) and Operating Income (Loss) to Adjusted EBITDA

(In Thousands, Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Net (loss) income	$(4,355)	$5,484	$(4,245)	$2,039
Income tax provision (benefit)	5,567	82	(45)	284
Interest expense, net of amounts capitalized	6,988	6,670	13,387	11,126
Loss (gain) on modification and extinguishment of debt, net	19	(30)	4,425	6,104
Adjustment to fair value of warrants	—	—	—	1,347
Operating income	8,219	12,206	13,522	20,900
Project development costs	17	126	182	173
Preopening costs	1,534	—	2,320	—
Depreciation and amortization	1,834	1,829	3,626	3,629
(Gain) loss on disposal of assets, net	(5)	568	3	672
Stock-based compensation	487	199	830	323
Adjusted EBITDA	$12,086	$14,928	$20,483	$25,697

Full House Resorts, Inc.

Supplemental Information

Reconciliation of Operating Income (Loss) to Adjusted Segment EBITDA and Adjusted EBITDA

(In Thousands, Unaudited)

Three Months Ended June 30, 2022
							Adjusted
							Segment
	Operating	Depreciation	Gain on	Project		Stock-	EBITDA and
	Income	and	Disposal	Development	Preopening	Based	Adjusted
	(Loss)	Amortization	of Assets	Costs	Costs	Compensation	EBITDA
Reporting segments
Mississippi	$4,561	$694	$—	$—	$—	$—	$5,255
Indiana	3,307	587	—	—	—	—	3,894
Colorado	(781)	353	(5)	—	669	—	236
Nevada	1,277	171	—	—	—	—	1,448
Contracted Sports Wagering	2,196	—	—	—	—	—	2,196
	10,560	1,805	(5)	—	669	—	13,029
Other operations
Corporate	(2,341)	29	—	17	865	487	(943)
	$8,219	$1,834	$(5)	$17	$1,534	$487	$12,086

Three Months Ended June 30, 2021
						Adjusted
						Segment
	Operating	Depreciation	Loss on	Project	Stock-	EBITDA and
	Income	and	Disposal	Development	Based	Adjusted
	(Loss)	Amortization	of Assets	Costs	Compensation	EBITDA
Reporting segments
Mississippi	$7,742	$675	$566	$—	$—	$8,983
Indiana	2,073	593	—	—	—	2,666
Colorado	1,452	385	2	—	—	1,839
Nevada	1,274	138	—	—	—	1,412
Contracted Sports Wagering	1,500	—	—	—	—	1,500
	14,041	1,791	568	—	—	16,400
Other operations
Corporate	(1,835)	38	—	126	199	(1,472)
	$12,206	$1,829	$568	$126	$199	$14,928

Full House Resorts, Inc.

Supplemental Information

Reconciliation of Operating Income (Loss) to Adjusted Segment EBITDA and Adjusted EBITDA

(In Thousands, Unaudited)

Six Months Ended June 30, 2022
							Adjusted
							Segment
	Operating	Depreciation	Loss (gain) on	Project		Stock-	EBITDA and
	Income	and	Disposal	Development	Preopening	Based	Adjusted
	(Loss)	Amortization	of Assets	Costs	Costs	Compensation	EBITDA
Reporting segments
Mississippi	$9,813	$1,385	$8	$—	$—	$—	$11,206
Indiana	3,866	1,167	—	—	—	—	5,033
Colorado	(1,445)	695	(5)	—	669	—	(86)
Nevada	1,960	317	—	—	—	—	2,277
Contracted Sports Wagering	4,964	—	—	—	—	—	4,964
	19,158	3,564	3	—	669	—	23,394
Other operations
Corporate	(5,636)	62	—	182	1,651	830	(2,911)
	$13,522	$3,626	$3	$182	$2,320	$830	$20,483

Six Months Ended June 30, 2021
						Adjusted
						Segment
	Operating	Depreciation	Loss on	Project	Stock-	EBITDA and
	Income	and	Disposal	Development	Based	Adjusted
	(Loss)	Amortization	of Assets	Costs	Compensation	EBITDA
Reporting segments
Mississippi	$14,690	$1,335	$588	$—	$—	$16,613
Indiana	2,590	1,209	—	—	—	3,799
Colorado	2,732	732	84	—	—	3,548
Nevada	2,359	277	—	—	—	2,636
Contracted Sports Wagering	2,477	—	—	—	—	2,477
	24,848	3,553	672	—	—	29,073
Other operations
Corporate	(3,948)	76	—	173	323	(3,376)
	$20,900	$3,629	$672	$173	$323	$25,697

Cautionary Note Regarding Forward-looking Statements

This press release contains statements by Full House and our officers that are “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “believe,” “project,” “expect,” “future,” “should,” “will” and similar references to future periods. Some forward-looking statements in this press release include those regarding our expected construction budget, estimated commencement and completion dates, expected amenities, and our expected operational performance for Chamonix and American Place, including The Temporary; our expectations regarding our ability to receive regulatory approvals for American Place and The Temporary; and our expectations regarding our ability to replace any terminated sports wagering contracts in Colorado and Indiana and the success of any new sports wagering contracts in Colorado, Indiana or Illinois. Forward-looking statements are neither historical facts nor assurances of future performance. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Such risks include, without limitation, our ability to repay our substantial indebtedness; inflation and its potential impacts on labor costs and the prices of food, construction, and other materials; the effects of potential disruptions in the supply chains for goods, such as food, lumber, and other materials; general macroeconomic conditions; the potential for additional adverse impacts from the COVID-19 pandemic, including the emergence of variants, on our business, construction projects, indebtedness, financial condition and operating results; potential actions by government officials at the federal, state or local level in connection with the COVID-19 pandemic, including, without limitation, additional shutdowns, travel restrictions, social distancing measures or shelter-in-place orders; our ability to effectively manage and control expenses as a result of the pandemic; our ability to complete Chamonix, American Place, and The Temporary on-time and on-budget; various approvals that are required to lease the primary American Place site from the City of Waukegan, including approvals from the Illinois Gaming Board; the successful entry into replacement sports wagering contracts in Colorado and Indiana; changes in guest visitation or spending patterns due to COVID-19 or other health or other concerns; construction risks, disputes and cost overruns; dependence on existing management; competition; uncertainties over the development and success of our expansion projects; the financial performance of our finished projects and renovations; effectiveness of expense and operating efficiencies; and regulatory and business conditions in the gaming industry (including the possible authorization or expansion of gaming in the states we operate or nearby states). Additional information concerning potential factors that could affect our financial condition and results of operations is included in the reports we file with the Securities and Exchange Commission, including, but not limited to, Part I, Item 1A. Risk Factors and Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations of our Annual Report on Form 10-K for the most recently ended fiscal year and our other periodic reports filed with the Securities and Exchange Commission. We are under no obligation to (and expressly disclaim any such obligation to) update or revise our forward-looking statements as a result of new information, future events or otherwise. Actual results may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements.

About Full House Resorts, Inc.

Full House Resorts owns, leases, develops and operates gaming facilities throughout the country. The Company’s properties include Silver Slipper Casino and Hotel in Hancock County, Mississippi; Bronco Billy’s Casino and Hotel in Cripple Creek, Colorado; Rising Star Casino Resort in Rising Sun, Indiana; Stockman’s Casino in Fallon, Nevada; and Grand Lodge Casino, located within the Hyatt Regency Lake Tahoe Resort, Spa and Casino in Incline Village, Nevada. The Company is currently constructing The Temporary at American Place, a new casino in Waukegan, Illinois; and Chamonix Casino Hotel, a new luxury hotel and casino in Cripple Creek, Colorado. For further information, please visit www.fullhouseresorts.com.

Contact:

Lewis Fanger, Chief Financial Officer

Full House Resorts, Inc.

702-221-7800

www.fullhouseresorts.com

Chamonix Casino Hotel

Construction continues at Chamonix Casino Hotel, a new luxury gaming destination anticipated to open in mid-2023 in Cripple Creek, Colorado.

The Temporary by American Place

Construction continues at The Temporary by American Place, a new casino anticipated to open in the fourth quarter of 2022 in Waukegan, Illinois.

Chamonix Casino Hotel

Construction continues at Chamonix Casino Hotel, a new luxury gaming destination anticipated to open in mid-2023 in Cripple Creek, Colorado.

Chamonix Casino Hotel

Construction continues at Chamonix Casino Hotel, a new luxury gaming destination anticipated to open in mid-2023 in Cripple Creek, Colorado.